1615 Poydras St. ▪ New Orleans, LA 70112	Financial and Media Contact:
David P. Joint
(504) 582-4203

McMoRan Exploration Co. Reports
Third-Quarter/Nine-Month 2011 Results

HIGHLIGHTS

▪	Exploration & Development Activities:
o	Davy Jones
o	Installation of production facilities for field commenced in September 2011.
o	Completion activities for the development of Wilcox sands in Davy Jones No.1 well being advanced with flow testing expected by year-end 2011.
o	Completion activities for the development of Wilcox sands in Davy Jones No.1 well being advanced with flow testing expected by year-end 2011.
o	Completion and flow testing of Davy Jones No. 2 well expected in the second half of 2012.
o	Blackbeard East
o	By-pass well drilling below 32,000 feet to evaluate targets in the Eocene.
o	Exploration results to date indicate updip potential in the Miocene (178 net feet of hydrocarbons) above 25,000 feet and downdip potential in the Oligocene (Frio) below 30,000 feet.
o	Lafitte
o
Interim logging operations in September 2011 and recent logging operations in October 2011 indicated several Lower Miocene sands that appear to be hydrocarbon bearing and measure approximately 250 gross feet (115 feet net) in aggregate.

o	Drilled to 28,400 feet. Plan to deepen to proposed total depth of 29,950 feet to evaluate deeper Miocene and Oligocene objectives.
o	Boudin
o	Exploratory well commenced drilling on February 27, 2011 and is drilling below 23,800 feet towards a proposed total depth of 24,800 feet.
▪	Third-quarter 2011 production averaged 187 MMcfe/d net to McMoRan, compared with 146 MMcfe/d in the third quarter of 2010.
▪	Average daily production for 2011 is expected to approximate 187 MMcfe/d net to McMoRan, including 170 MMcfe/d in fourth quarter 2011.
▪	Operating cash flows totaled $42.4 million for the third quarter of 2011, including working capital sources of $21.8 million and $51.2 million in abandonment expenditures.
▪	Capital expenditures totaled $145.0 million in the third quarter of 2011 and $403.9 million for the nine months ended September 30, 2011.
▪	Cash at September 30, 2011 totaled $642.3 million.

NEW ORLEANS, LA, October 17, 2011 – McMoRan Exploration Co. (NYSE: MMR) today reported a net loss applicable to common stock of $9.4 million, $0.06 per share, for the third quarter of 2011 compared with a net loss applicable to common stock of $25.3 million, $0.26 per share, for the third quarter of 2010.

James R. Moffett and Richard Adkerson, McMoRan’s Co-Chairmen, said, “Our ultra-deep drilling program continues to confirm our geologic model which targets large structures in the shallow waters of the Gulf of Mexico that are analogous to the hydrocarbon bearing geologic formations seen onshore and in the deepwater.  To date, each of the five exploratory wells drilled below the salt weld have confirmed the presence of hydrocarbon bearing sands.  The results to date highlight the potential for multi-Tcfe reservoirs spanning a 200 square mile area on the Shelf of the Gulf of Mexico.  We look forward to results from our ongoing drilling operations and the important flow test at Davy Jones, which would be the first production from this significant and emerging new geologic trend.”

SUMMARY FINANCIAL TABLE*
	Third Quarter		Nine Months
	2011	2010	2011	2010
	(In thousands, except per share amounts)
Revenues	$138,183	$94,840	$433,495	$335,369
Operating income (loss)	2,836	(10,927)	(41,821)	(57,397)
Income (loss) from continuing operations	2,411	(19,545)	(49,989)	(86,316)
Loss from discontinued operations	(1,489)	(1,184)	(4,722)	(4,260)
Net loss applicable to common stock(a,b,c,d)	(9,420)	(25,253)	(87,168)	(113,159)
Diluted net loss per share: Continuing operations	$(0.05)	$(0.25)	$(0.52)	$(1.17)
Discontinued operations	(0.01)	(0.01)	(0.03)	(0.05)
Applicable to common stock	$(0.06)	$(0.26)	$(0.55)	$(1.22)
Diluted average shares outstanding	159,195	95,469	158,505	92,789
Operating cash flows(e)	$42,373	$28,172	$178,513	$119,705
EBITDAX(f)	$66,668	$40,352	$242,258	$184,092
Capital expenditures	$144,995	$58,823	$403,889	$160,259

*
If any in-progress well or unproved property is determined to be non-productive or no longer meets the capitalization requirements under applicable accounting rules after the date of this release but prior to the filing of McMoRan’s September 30, 2011 Form 10-Q, the related costs incurred through September 30, 2011 would be charged to expense in McMoRan’s third-quarter 2011 financial statements.  McMoRan’s total drilling costs for its seven in-progress or unproven wells totaled $1,246.1 million, including $708.8 million in allocated costs associated with property acquisitions.

a.	After preferred dividends.
b.
Includes impairment charges totaling $11.3 million in third-quarter 2011, $11.3 million in third-quarter 2010, $62.0 million in the first nine months of 2011 and $82.0 million in the first nine months of 2010 to reduce certain fields’ net carrying value to fair value.  Also includes adjustments for asset retirement obligations associated with certain of McMoRan’s oil and gas properties totaling approximately $10.4 million in the third-quarter 2011 and $46.0 million in the first nine months of 2011.

c.	Includes charges to exploration expense totaling $42.0 million in the first nine months of 2011 for non-commercial well costs primarily associated with the Blueberry Hill #9 STK1 well.
d.
Includes McMoRan’s share of insurance reimbursements related to losses incurred from the September 2008 hurricanes totaling $22.6 million in third-quarter 2011, $5.6 million in the third-quarter 2010, $52.0 million in the first nine months of 2011 and $14.8 million in the first nine months of 2010.

e.
Includes reclamation spending of $51.2 million in third-quarter 2011, $29.2 million in third-quarter 2010, $93.4 million in the first nine months of 2011 and $70.8 million in the first nine months of 2010.  Also includes working capital sources of $21.8 million in third-quarter 2011, $26.5 million in third quarter 2010, $27.5 million in the first nine months of 2011 and $46.8 million in the first nine months of 2010.

f.	See reconciliation of EBITDAX to net loss applicable to common stock on page II.

PRODUCTION AND DEVELOPMENT ACTIVITIES

Third-quarter 2011 production averaged 187 MMcfe/d net to McMoRan, compared with 146 MMcfe/d in the third quarter of 2010.  Production in the third quarter of 2011 was higher than McMoRan’s previously reported estimates of 180 MMcfe/d in July 2011 because of favorable production performance.  Production is expected to average approximately 170 MMcfe/d in the fourth quarter of 2011 and 187 MMcfe/d for the year.  McMoRan’s estimated production rates are dependent on the timing of planned recompletions, production performance, weather and other factors.

Production from the Flatrock field averaged a gross rate of approximately 164 MMcfe/d (67 MMcfe/d net to McMoRan) in the third quarter of 2011, compared with 182 MMcfe/d (34 MMcfe/d net to McMoRan) in the third quarter of 2010.  McMoRan owns a 55.0 percent working interest and a 41.3 percent net revenue interest in the Flatrock field.

EXPLORATION ACTIVITIES
McMoRan’s exploration strategy is focused in the shallow waters of the Gulf of Mexico (GOM) and Gulf Coast area on the “ultra-deep gas play” and on the “deep gas play.”

Shallow Water, Ultra-Deep Exploration Update
Since 2008, McMoRan has actively pursued large ultra-deep targets located in the shallow waters of the GOM below the salt weld (i.e. listric fault) at depths generally below 25,000 feet.  The data gained to date from five wells confirm McMoRan’s geologic model and the highly prospective nature of this emerging geologic trend.  Prior to McMoRan’s involvement in the ultra-deep, there had been only two wells drilled on the Shelf targeting these objectives; one did not reach its targeted depth and the other was outside McMoRan’s focus area.  McMoRan’s results to date have indicated the potential for large accumulations of hydrocarbons at these deeper depths in the shallow waters of the GOM.

McMoRan’s activities to date have confirmed that drilling below the salt weld on the Shelf of the GOM can be achieved safely.  In addition, the data indicate the presence below the salt weld of geologic formations including Middle/Lower Miocene, Wilcox, Frio, Tuscaloosa and Cretaceous carbonate.  These formations have been prolific onshore, in the deepwater GOM and in international locations.  McMoRan is encouraged by the results which indicate the potential for prospects with high quality reservoirs on large structures with multi-Tcfe of gross unrisked potential.  McMoRan intends to conduct further drilling and flow testing to determine the ultimate potential of this emerging geologic trend.

In September 2011, McMoRan commenced installation of production facilities on South Marsh Island Block 230 for the Davy Jones field.  McMoRan is in the process of mobilizing a drilling rig to commence completion activities for the development of Wilcox sands in the Davy Jones discovery well (Davy Jones No.1) with flow testing expected by year-end 2011.

As previously reported, McMoRan has drilled two successful sub-salt wells in the Davy Jones field.  The Davy Jones No.1 well logged 200 net feet of pay in multiple Wilcox sands, which were all full to base.  The Davy Jones offset appraisal well (Davy Jones No. 2), which is located two and a half miles southwest of Davy Jones No. 1, confirmed 120 net feet of pay in multiple Wilcox sands, indicating continuity across the major structural features of the Davy Jones prospect, and also encountered 192 net feet of potential hydrocarbons in the Tuscaloosa and Lower Cretaceous carbonate sections.  McMoRan has advanced the technology, equipment and processes needed to develop this field and expects to complete and flow test Davy Jones No. 1 by year-end 2011 and Davy Jones No. 2 in the second half of 2012.  Following successful flow tests, McMoRan expects production from both wells to utilize new production facilities currently being installed.

Davy Jones involves a large ultra-deep structure encompassing four OCS lease blocks (20,000 acres).  McMoRan holds a 63.4 percent working interest and a 50.2 percent net revenue interest in Davy Jones.  Other working interest owners in Davy Jones include: Energy XXI (NASDAQ: EXXI) (15.8%), JX Nippon Oil Exploration (U.S.A.) Limited (12%) and Moncrief Offshore LLC (8.8%).  McMoRan’s total investment in Davy Jones, which includes $483.3 million in allocated property acquisition costs, totaled $699.6 million at September 30, 2011.

McMoRan commenced drilling the Blackbeard East ultra-deep exploration by-pass well on August 25, 2011 at 30,630 feet.  The by-pass well is currently drilling below 32,000 feet to evaluate Eocene objectives encountered in the original well prior to a mechanical issue.  The original well was drilled to 32,559 feet.  The by-pass well is permitted to 34,000 feet.

As reported in January 2011, wireline logs indicated that Blackbeard East encountered hydrocarbon bearing sands in the Oligocene (Frio) with good porosity below 30,000 feet.  The well previously encountered 178 net feet of hydrocarbons in the Miocene sands above 25,000 feet.  Pressure and temperature data below the salt weld between 19,500 feet and 24,600 feet at Blackbeard East indicate that a completion at these depths could utilize conventional equipment and technologies.

Blackbeard East is located in 80 feet of water on South Timbalier Block 144.  McMoRan holds a 72.0 percent working interest and a 57.4 percent net revenue interest in the well.  Other working interest owners in Blackbeard East include EXXI (18.0%) and Moncrief Offshore LLC (10.0%).  McMoRan’s total investment in Blackbeard East, which includes $130.4 million in allocated property acquisition costs, totaled $252.4 million at September 30, 2011.

The Lafitte ultra-deep exploration well, which is located on Eugene Island Block 223 in 140 feet of water, commenced drilling on October 3, 2010.  Wireline logs from interim logging operations in September 2011 and recent logging operations in October 2011 indicate several Lower Miocene sands that appear to be hydrocarbon bearing.  The sands have various thicknesses that aggregate approximately 250 gross feet (115 feet net), some of which are contained within a thin-bedded, sand-shale formation.  These Lower Miocene aged sands are correlative to Lower Miocene sands seen onshore and in the deepwater of the GOM and provide additional confirmation of McMoRan’s ultra-deep geologic model.  Lafitte is McMoRan’s third ultra-deep prospect to encounter Miocene age sands below the salt weld on the GOM Shelf.

The Lafitte well has been drilled to 28,400 feet and will be deepened to a proposed total depth of 29,950 feet to evaluate deeper Miocene objectives and possibly the Oligocene section.  McMoRan holds a 72.0 percent working interest and a 58.3 percent net revenue interest in Lafitte.  Other working interest owners in Lafitte include EXXI (18.0%) and Moncrief Offshore LLC (10.0%).  McMoRan’s total investment in Lafitte, which includes $35.9 million in allocated property acquisition costs, totaled $130.5 million at September 30, 2011.

McMoRan plans to commence drilling an ultra-deep well within the Blackbeard West unit on Ship Shoal Block 188 in the fourth quarter of 2011.  The well has a proposed total depth of 26,000 feet and is located approximately 4 miles west of the Blackbeard West #1 well on South Timbalier Block 168.  McMoRan holds a 67.3 percent working interest and a 51.5 percent net revenue interest in the Blackbeard West well on Ship Shoal Block 188.

Shallow Water, Deep Gas Exploration Update
In addition to the ultra-deep play on the Shelf of the GOM, McMoRan’s exploration strategy is also focused on the “deep gas play.”  Deep gas prospects target large Miocene age deposits above the salt weld (i.e. listric fault) at depths typically between 15,000 to 25,000 feet.

The Boudin deep gas exploration well, which is located in 20 feet of water on Eugene Island Block 26, commenced drilling on February 27, 2011.  The well is currently drilling below 23,800 feet towards a proposed total depth of 24,800 feet to evaluate Miocene objectives.  McMoRan holds a 53.5 percent working interest and a 42.4 percent net revenue interest in Boudin.  EXXI holds a 20.6 percent working interest.  McMoRan’s total investment in Boudin, which includes $14.8 million in allocated property acquisition costs, totaled $51.3 million at September 30, 2011.

REVENUES
McMoRan’s third-quarter 2011 oil and gas revenues totaled $134.5 million, compared to $90.8 million during the third quarter of 2010.  During the third quarter of 2011, McMoRan’s sales volumes totaled 11.4 Bcf of gas, 674,700 barrels of oil and condensate and 1.8 Bcfe of plant products, compared to 8.8 Bcf of gas, 534,000 barrels of oil and condensate and 1.5 Bcfe of plant products in the third quarter of 2010.  McMoRan’s third-quarter comparable average realizations for gas were $4.38 per thousand cubic feet (Mcf) in 2011 and $4.61 per Mcf in 2010; for oil and condensate McMoRan received an average of $100.94 per barrel in third-quarter 2011 compared to $75.78 per barrel in third-quarter 2010.

CASH, LIQUIDITY AND CAPITAL EXPENDITURES
At September 30, 2011, McMoRan had $642.3 million in cash.  Total debt was $561.6 million at September 30, 2011, including $261.6 million in convertible securities.  McMoRan had no borrowings and $100 million of letters of credit issued under its revolving credit facility resulting in total availability of $50 million at September 30, 2011.

On October 6, 2011 McMoRan completed an exchange offer for its $74.7 million 5¼% Convertible Senior Notes due 2011 (“existing notes”).  A total of $68.2 million of the existing notes were accepted for exchange for an equal principal amount of newly issued 5¼% Convertible Senior Notes due 2012 (“new notes”).  McMoRan repaid the remaining $6.5 million of the existing notes, which matured on October 6, 2011.  The terms of the new notes are substantially identical to the terms of the existing notes, except that the new notes have a maturity date of October 6, 2012.

In September 2011, McMoRan acquired Whitney Exploration LLC’s (Whitney) 2.97% working interest in Davy Jones and 2% working interest in Blackbeard East.  Under the terms of the transaction, McMoRan issued approximately 2.8 million shares of McMoRan common stock and paid $10 million in cash to Whitney for these interests.  McMoRan’s common stock price on the closing date was $12.36 per share.  Total consideration, including the assumption of certain drilling cost obligations, approximated $49 million.

McMoRan has approximately 161 million shares of common stock outstanding.  Assuming conversion of McMoRan’s remaining outstanding 8% Convertible Perpetual Preferred Stock, 4% Convertible Senior Notes, 5¾% Convertible Perpetual Preferred Stock and the new notes, McMoRan would have approximately 224 million common shares outstanding on a fully converted basis.

Capital expenditures totaled $145.0 million for the third quarter of 2011 and $403.9 million for the nine-months ended September 30, 2011.  McMoRan expects 2011 capital expenditures to approximate $500-550 million, including $300-350 million for exploration and $200 million for development.  Capital spending will continue to be driven by opportunities, drilling results and follow-on development activities.

Net abandonment expenditures, which include scheduled conventional and hurricane-related work, totaled $51.2 million for the third quarter of 2011 and $93.4 million for the nine-months ended September 30, 2011.  Abandonment expenditures are expected to approximate $140 million in 2011.

In the third quarter of 2011, McMoRan recorded $22.6 million in gains for reimbursable costs associated with its insurance programs.  Since 2009, McMoRan has recorded $115.6 million in gains associated with the 2008 hurricane events in the GOM and continues to pursue reimbursement of certain hurricane-related abandonment costs under its insurance programs.

WEBCAST INFORMATION
A conference call with securities analysts to discuss McMoRan’s third-quarter 2011 results is scheduled for today at 10:00 a.m. Eastern Time.  The conference call will be broadcast on the internet along with slides.  Interested parties may listen to the conference call live and view the slides by accessing “www.mcmoran.com”.   A replay of the webcast will be available through Friday, November 11, 2011.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of natural gas and oil in the shallow waters of the GOM Shelf and onshore in the Gulf Coast area.  Additional information about McMoRan is available on its internet website “www.mcmoran.com”.

CAUTIONARY STATEMENT: This press release contains forward-looking statements that involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. We caution readers that forward-looking statements are not guarantees of future performance or exploration and development success, and our actual exploration experience and future financial results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Such forward-looking statements include, but are not limited to, statements regarding various oil and gas discoveries, oil and gas exploration, development and production activities, capital expenditures, reclamation costs, anticipated and potential production and flow rates, and other statements that are not historical facts. No assurance can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they may have on our results of operations or financial condition.  Important factors that may cause actual results to differ materially from those anticipated by forward-looking statements include, but are not limited to, those associated with general economic and business conditions, failure to realize expected value creation from acquired properties, variations in the market demand for, and prices of, oil and natural gas, drilling results, unanticipated fluctuations in flow rates of producing wells due to mechanical or operational issues (including those experienced at wells operated by third parties where we are a participant), changes in oil and natural gas reserve expectations, the potential adoption of new governmental regulations, unanticipated hazards for which we have limited or no insurance coverage, failure of third party partners to fulfill their capital and other commitments, the ability to satisfy future cash obligations and environmental costs, adverse conditions, such as high temperatures and pressure that could lead to mechanical failures or increased costs, the ability to retain current or future lease acreage rights, the ability to satisfy future cash obligations and environmental costs, access to capital to fund drilling activities, as well as other general exploration and development risks and hazards, and other factors described in more detail in Part I, Item 1A. "Risk Factors" included in our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC as updated by our subsequent filings with the SEC.

Investors are cautioned that many of the assumptions upon which our forward-looking statements are based are likely to change after our forward-looking statements are made, including for example the market prices of oil and natural gas, which we cannot control, and production volumes and costs, some aspects of which we may or may not be able to control. Further, we may make changes to our business plans that could or will affect our results. We caution investors that we do not intend to update our forward-looking statements, notwithstanding any changes in our assumptions, changes in our business plans, our actual experience, or other changes, and we undertake no obligation to update any forward-looking statements more frequently than quarterly.

This press release contains a financial measure, earnings before interest, taxes, depreciation, amortization and exploration expenses (EBITDAX), commonly used in the oil and natural gas industry but not recognized under GAAP. As required by SEC Regulation G, reconciliations of this measure to amounts reported in McMoRan’s consolidated financial statements are included in the supplemental schedules of this press release.

The SEC requires oil and gas companies, in their filings with the SEC, to disclose proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Beginning with year-end reserves for 2009, the SEC permits oil and gas companies, in their filings with the SEC, to disclose probable and possible reserves, as such terms are defined by the SEC. We use certain phrases and terms in this press release, such as "gross unrisked potential” and “resource potential" which the SEC's guidelines prohibit us from including in filings with the SEC “Gross unrisked potential” and “resource potential” do not take into account the certainty of resource recovery, which is contingent on exploration success, technical improvements in drilling access, commerciality and other factors, and are therefore not indicative of expected future resource recovery and should not be relied upon. We urge you to consider closely the disclosure of proved reserves included in our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC.

#     #     #

McMoRan EXPLORATION CO.
STATEMENTS OF OPERATIONS (Unaudited)

Three Months Ended	Nine Months Ended
September 30,	September 30,
2011	2010	2011	2010
(In Thousands, Except Per Share Amounts)
Revenues:
Oil and natural gas	$134,548	$90,778	$423,729	$323,727
Service	3,635	4,062	9,766	11,642
Total revenues	138,183	94,840	433,495	335,369
Costs and expenses:
Production and delivery costs	61,182	a	47,071	161,050	a	136,295
Depletion, depreciation and amortization expense b	66,730	48,588	248,738	214,720
Exploration expenses c	18,158	5,256	78,832	28,099
Gain on oil and gas derivative contracts	-	(942)	-	(4,210)
General and administrative expenses	11,877	11,148	39,052	35,267
Main Pass Energy Hub™ costs	49	230	562	805
Insurance recoveries d	(22,649)	(5,584)	(52,018)	(14,755)
Gain on sale of oil and gas property	-	-	(900)	(3,455)
Total costs and expenses	135,347	105,767	475,316	392,766
Operating income (loss)	2,836	(10,927)	(41,821)	(57,397)
Interest expense, net	(629)	(8,690)	(8,782)	(29,096)
Other income, net	204	72	614	177
Income (loss) from continuing operations before income taxes	2,411	(19,545)	(49,989)	(86,316)
Income tax expense	-	-	-	-
Income (loss) from continuing operations	2,411	(19,545)	(49,989)	(86,316)
Loss from discontinued operations	(1,489)	(1,184)	(4,722)	(4,260)
Net income (loss)	922	(20,729)	(54,711)	(90,576)
Preferred dividends and inducement payments for early
conversion of convertible preferred stock	(10,342)	(4,524	)e	(32,457	)e	(22,583	)e
Net loss applicable to common stock	$(9,420)	$(25,253)	$(87,168)	$(113,159)

Basic and diluted net loss per share of common stock:
Continuing operations	$(0.05)	$(0.25)	$(0.52)	$(1.17)
Discontinued operations	(0.01)	(0.01)	(0.03)	(0.05)
Net loss per share of common stock	$(0.06)	$(0.26)	$(0.55)	$(1.22)
Average common shares outstanding:
Basic and diluted	159,195	95,469	158,505	92,789

a.	Includes approximately $15.3 million in the third quarter and nine months ended September 30, 2011 for an unproductive workover drilling project.
b.
Includes impairment charges totaling $11.3 million and $62.0 million in the third quarter and nine months ended September 30, 2011, respectively, and $11.3 million and $82.0 million in the third quarter and nine months ended September 30, 2010, respectively. Also includes reclamation accrual adjustments totaling approximately $10.4 million and $46.0 million for asset retirement obligations associated with certain oil and gas properties in the third quarter and nine months ended September 30, 2011, respectively. Approximately $18.7 million of these losses were covered for reimbursement under McMoRan’s insurance policies.

c.
Includes charges for non-productive well costs and unproven leasehold cost reductions of $3.1 million and $42 million in the third quarter and nine months ended September 30, 2011, respectively, and $0.1 million and $7.5 million in the third quarter and nine months ended September 30, 2010, respectively.

d.	Represents McMoRan’s share of insurance reimbursements related to losses incurred from the September 2008 hurricanes.
e.
Includes payments of $1.5 million to induce the conversion of approximately 8,100 shares of McMoRan’s 8% convertible perpetual preferred stock (8% preferred stock) into approximately 1.2 million shares of its common stock in the nine months ended September 30, 2011. Includes payments of $1.4 million to induce the conversion of approximately 7,000 shares of McMoRan’s 8% preferred stock into approximately 1.0 million shares of common stock in the third quarter ended September 30, 2010 and $12.2 million of payments to induce conversion of approximately 64,200 shares of 8% preferred stock into approximately 9.4 million shares of common stock in the nine months ended September 30, 2010.

I

McMoRan EXPLORATION CO.
RECONCILATION OF REPORTED AMOUNTS TO NON-GAAP ITEMS (Unaudited)

EBITDAX is a financial measure commonly used in the oil and natural gas industry but is not a recognized accounting term under accounting principles generally accepted in the United States of America (GAAP).  As defined by McMoRan, EBITDAX reflects the company’s adjusted oil and gas operating income (loss).   EBITDAX is derived from net income (loss) from continuing operations before other income, net; interest expense, net; income tax expense; Main Pass Energy HubTM costs; exploration expenses; depletion, depreciation and amortization expense; hurricane repair charges included in production and delivery costs; stock-based compensation charged to general and administrative expenses; insurance recoveries; gain on sale of oil and gas property; and change in fair value of oil and gas derivative contracts.  EBITDAX should not be considered by itself or as a substitute for net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP, or as a measure of McMoRan’s profitability or liquidity.  Because EBITDAX excludes some, but not all, items that affect net income (loss), the computation of this non-GAAP financial measure may be different from similar presentations of other companies, including oil and gas companies in our industry.  As a result, the EBITDAX data presented below may not be comparable to similarly titled measures of other companies.

McMoRan’s management utilizes both the GAAP and non-GAAP results presented in this news release to evaluate McMoRan’s performance and believes that comparative analysis of results are useful to investors and other internal and external users of our financial statements in evaluating our operating performance, and such analysis can be enhanced by excluding the impact of these items to help investors meaningfully compare our results from period to period.  The following is a reconciliation of reported amounts from net loss applicable to common stock to EBITDAX (in thousands):

	Third Quarter		Nine Months
	2011	2010	2011	2010
Net loss applicable to common stock, as reported	$(9,420)	$(25,253)	$(87,168)	$(113,159)
Preferred dividends and inducement payments for early
conversion of convertible preferred stock	10,342	4,524	32,457	22,583
Loss from discontinued operations	1,489	1,184	4,722	4,260
Income (loss) from continuing operations, as reported	2,411	(19,545)	(49,989)	(86,316)

Other income, net	(204)	(72)	(614)	(177)
Interest expense, net	629	8,690	8,782	29,096
Income tax expense	-	-	-	-
Main Pass Energy HubTM costs	49	230	562	805
Exploration expenses	18,158	5,256	78,832	28,099
Depletion, depreciation and amortization expense	66,730	48,588	248,738	214,720
Hurricane repair charges included in production and
delivery costs	(44)	1,205	26	3,857
Stock-based compensation charged to general and
administrative expenses	1,588	1,629	8,460	8,153
Insurance recoveries	(22,649)	(5,584)	(52,018)	(14,755)
Gain on sale of oil and gas property	-	-	(900)	(3,455)
Change in fair value of oil and gas derivative contracts	-	(45)	-	4,065
Other	-	-	379	-
EBITDAX	$66,668	$40,352	$242,258	$184,092

II

McMoRan EXPLORATION CO.
OPERATING DATA (Unaudited)

	Third Quarter		Nine Months
	2011	2010	2011	2010
Sales volumes:
Gas (thousand cubic feet, or Mcf)	11,367,900	8,754,300	34,638,200	29,795,900
Oil (barrels)	674,700	534,000	2,139,800	1,851,900
Plant products (per Mcf equivalent) a	1,756,400	1,484,700	5,137,700	4,681,300
Average realizations:
Gas (per Mcf)	$ 4.38	$ 4.61	$ 4.54	$ 4.97
Oil (per barrel)	100.94	75.78	102.56	76.13

a.
Results include approximately $16.5 million and $46.3 million of revenues associated with plant products (ethane, propane, butane, etc.) during the third quarter and nine months ended September 30, 2011, respectively.  Plant product revenues for the comparable prior year periods totaled $9.8 million and $34.3  million.  One Mcf equivalent is determined using an estimated energy content differential ratio of six Mcf of natural gas to one barrel of crude oil, condensate or natural gas liquids.

III

McMoRan EXPLORATION  CO.
CONDENSED BALANCE SHEETS (Unaudited)

	September 30,		December 31,
	2011		2010
	(In Thousands)
ASSETS
Cash and cash equivalents	$642,273		$905,684
Accounts receivable	109,428		86,516
Inventories	33,067		38,461
Prepaid expenses	12,835		15,478
Current assets from discontinued operations, including restricted cash
of $473	473		702
Total current assets	798,076		1,046,841
Property, plant and equipment, net	2,021,198		1,785,607
Restricted cash	60,252		53,975
Deferred financing costs and other assets	8,863		9,952
Long-term assets from discontinued operations	2,989		2,989
Total assets	$2,891,378		$2,899,364

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$116,397		$102,658
Accrued liabilities	162,897		99,363
Accrued interest and dividends payable	22,448		6,768
Current portion of accrued oil and gas reclamation costs	103,949		120,970
5 ¼% convertible senior notes	74,720	a	74,720
Current portion of accrued sulphur reclamation costs (discontinued operations)	5,577		11,772
Current liabilities from discontinued operations	1,545		1,993
Total current liabilities	487,533		418,244
11.875% senior notes	300,000		300,000
4% convertible senior notes	186,836		185,256
Accrued oil and gas reclamation costs	193,384		237,654
Other long-term liabilities	16,060		16,596
Accrued sulphur reclamation costs (discontinued operations)	14,282		13,494
Other long-term liabilities from discontinued operations	4,325		3,783
Total liabilities	1,202,420		1,175,027
Stockholders' equity	1,688,958		1,724,337
Total liabilities and stockholders' equity	$2,891,378		$2,899,364

a.
Approximately $68.2 million principal amount of the 5¼% convertible senior notes was exchanged in early October 2011 for new convertible senior notes with similar terms and a new maturity date of October 6, 2012.

IV

 McMoRan EXPLORATION CO.
STATEMENTS OF CASH FLOW (Unaudited)

	Nine Months Ended
	September 30,
	2011	2010
	(In Thousands)
Cash flow from operating activities:
Net loss	$(54,711)	$(90,576)
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss from discontinued operations	4,722	4,260
Depletion, depreciation and amortization expense	248,738	214,720
Exploration drilling and related expenditures	42,046	7,522
Compensation expense associated with stock-based awards	15,618	15,701
Amortization of deferred financing costs	4,212	2,796
Change in fair value of oil and gas derivative contracts	-	4,065
Reclamation expenditures, net of prepayments by third parties	(93,411)	(70,786)
Increase in restricted cash	(3,760)	(11,041)
Gain on sale of oil and gas property	(900)	(3,455)
Other	(50)	295
(Increase) decrease in working capital:
Accounts receivable	(47,648)	16,340
Accounts payable and accrued liabilities	68,058	30,929
Prepaid expenses, inventories and other	7,056	(459)
Net cash provided by continuing operations	189,970	120,311
Net cash used in discontinued operations	(11,457)	(606)
Net cash provided by operating activities	178,513	119,705

Cash flow from investing activities:
Exploration, development and other capital expenditures	(403,889)	(160,259)
Acquisition of oil and gas properties	(10,000)	-
Proceeds from sale of oil and gas property	900	2,920
Net cash used in continuing operations	(412,989)	(157,339)
Net cash activity from discontinued operations	-	-
Net cash used in investing activities	(412,989)	(157,339)

Cash flow from financing activities:
Dividends paid and inducement payments on early conversion
of convertible preferred stock	(27,609)	(23,136)
Credit facility refinancing fees	(1,712)	-
Debt and equity issuance costs	(543)	-
Proceeds from exercise of stock options and other	929	(455)
Net cash used in continuing operations	(28,935)	(23,591)
Net cash activity from discontinued operations	-	-
Net cash used in financing activities	(28,935)	(23,591)
Net decrease in cash and cash equivalents	(263,411)	(61,225)
Cash and cash equivalents at beginning of year	905,684	241,418
Cash and cash equivalents at end of period	$642,273	$180,193

Supplemental non-cash investing & financing activities:
Issuance of 2.8 million shares of common stock and other non-cash purchase price consideration related to property acquisition	$39,198	$-

V